Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Stratton Funds Inc., and to the use of our report dated February 21, 2014 on the financial statements and financial highlights of Stratton Mid Cap Value Fund (formerly Stratton Multi-Cap Fund), Stratton Real Estate Fund, and Stratton Small Cap Value Fund, each a series of shares of The Stratton Funds, Inc. Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders, which is incorporated by reference on Form N-1A.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 28, 2014